Artisan Partners Asset Management Inc. Reports May 2024 Assets Under Management
Milwaukee, WI - June 11, 2024 - Artisan Partners Asset Management Inc. (NYSE: APAM) today reported that its preliminary assets under management ("AUM") as of May 31, 2024 totaled $158.6 billion. Artisan Funds and Artisan Global Funds accounted for $77.5 billion of total firm AUM, while separate accounts and other AUM1 accounted for $81.1 billion.

PRELIMINARY ASSETS UNDER MANAGEMENT BY STRATEGY[2]

As of May 31, 2024 - ($ Millions)
Growth Team
Global Opportunities	$21,272
Global Discovery	1,593
U.S. Mid-Cap Growth	12,640
U.S. Small-Cap Growth	3,023
Global Equity Team
Global Equity	341
Non-U.S. Growth	13,193
China Post-Venture	170
U.S. Value Team
Value Equity	4,538
U.S. Mid-Cap Value	2,743
Value Income	15
International Value Team
International Value	44,089
International Explorer	335
Global Value Team
Global Value	27,763
Select Equity	327
Sustainable Emerging Markets Team
Sustainable Emerging Markets	1,014
Credit Team
High Income	10,575
Credit Opportunities	238
Floating Rate	80
Developing World Team
Developing World	3,886
Antero Peak Group
Antero Peak	2,065
Antero Peak Hedge	213
International Small-Mid Team
Non-U.S. Small-Mid Growth	7,071
EMsights Capital Group
Global Unconstrained	627
Emerging Markets Debt Opportunities	119
Emerging Markets Local Opportunities	629

Total Firm Assets Under Management ("AUM")	$158,559
1 Separate account and other AUM consists of the assets we manage in or through vehicles other than Artisan Funds or Artisan Global Funds. Separate account and other AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, and in our own private funds.
2 AUM for certain strategies include the following amounts for which Artisan Partners provides investment models to managed account sponsors (reported on a one-month lag): Artisan Sustainable Emerging Markets $64 million.

ABOUT ARTISAN PARTNERS
Artisan Partners is a global investment management firm that provides a broad range of high value-added investment strategies to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners' autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.

Investor Relations Inquiries: 866.632.1770 or ir@artisanpartners.com
Source: Artisan Partners Asset Management Inc.